Exhibit 8.1

[Form of Tax Opinion]

[    ], 2016

R.R. Donnelley & Sons Company

35 West Wacker Drive

Chicago, IL 60601

Ladies and Gentlemen:

We have acted as U.S. tax counsel to R.R. Donnelley & Sons Company (“RRD”), in connection with the Distribution as described in the ruling request filed with the Internal Revenue Service by RRD, dated December 8, 2015 (the “Ruling Request”).1 Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Information Statement.

In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts set forth in the Ruling Request and such other documents as we have deemed necessary or appropriate. In addition, we have relied upon the officer’s certificate to us from RRD. In connection with this opinion, we have assumed that the Distribution will be consummated in the manner described in the Ruling Request. Further, we have relied upon the ruling from the Internal Revenue Service to RRD with respect to the Distribution, as to matters covered by such ruling.

In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service, and such other authorities as we have deemed appropriate under the circumstances. All such authorities are subject to change, and any of such changes could apply retroactively.

It is our opinion that the discussion set forth under the heading “Material U.S. Federal Income Tax Consequences of the Distribution” in the Information Statement is fair and accurate in all material respects.

Our opinion is expressly conditioned upon the assumptions and statements of reliance set forth above. We express no other opinion as to the tax consequences (including any applicable state, local or foreign tax consequences) of the transactions referred to herein or in the Ruling Request.

[1]	For the avoidance of doubt, “Ruling Request” shall include any supplemental information submissions to the original ruling request.

We hereby consent to the filing of this opinion as an exhibit to the Information Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

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Very truly yours,